Exhibit 99.6

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Consent to Reference in Joint Proxy Statement/Prospectus

MYnd Analytics, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the joint proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the closing of the transactions described in the joint proxy statement/prospectus.

Sincerely,

/s/ Yutaka Niihara
Yutaka Niihara, M.D., M.P.H.

February 13, 2019